Exhibit 5.1

CALLISTER NEBEKER & MCCULLOUGH

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

ZIONS BANK BUILDING SUITE 900

10 EAST SOUTH TEMPLE

SALT LAKE CITY, UTAH 84133

TELEPHONE 801-530-7300

FAX 801-364-9127

May 26, 2011

Zions Bancorporation

One South Main, 15th Floor

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as Utah counsel to Zions Bancorporation, a Utah corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-173299) of the Company filed on April 4, 2011 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), and the prospectus supplement dated May 26, 2011 (the “Prospectus Supplement”) of the Company filed with the Commission relating to the registration of 500,000 shares of common stock of the Company (the “Common Stock”) issuable pursuant to the Company’s Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of (i) the Plan, (ii) the Prospectus Supplement, (iii) minutes, including the resolutions of the Company’s Board of Directors authorizing the Plan, the issuance of the Common Stock thereunder and the filing of the Prospectus Supplement (the “Resolutions”), (iv) the Restated Articles of Incorporation of the Company, as amended to date and currently in effect, and (v) the Restated Bylaws of the Company as currently in effect. We have also examined originals or copies identified to our satisfaction of such corporate records of the Company and such agreements, certificates of public officials, and filings and other documents necessary to or appropriate for our opinion contained in this letter. In our examination, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each document submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible. We have also assumed that all relevant corporate actions heretofore taken by the Company will remain in full force and effect and, after the date hereof, no such corporate action shall have been amended or rescinded and no action inconsistent or in conflict with any such corporate action shall have been taken by or on behalf of the Company. Although we have reviewed the documents referred to above, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such document.

Based upon and in reliance on and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that when shares of the Common Stock have been issued and delivered by the Company and the entire amount of consideration therefor has been received in full by the Company, in each case in accordance with the terms of the Plan, the issuance of such shares of the Common Stock will have been duly authorized, and such shares of the Common Stock will be validly issued, fully paid and nonassessable.

Zions Bancorporation

May 26, 2011

Our opinion, as set forth herein, is subject to the following further qualifications:

(A) This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(B) Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the federal laws of the United States and the laws of the State of Utah, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 26, 2011 and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CALLISTER NEBEKER & McCULLOUGH
A Professional Corporation

/s/ Callister Nebeker & McCullough